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                                                                    Exhibit 99.1

FOR FURTHER INFORMATION:
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Colin Wheeler

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Kekst and Company
212-521-4869
FOR IMMEDIATE RELEASE:

                  TRANSDIGM INC. ANNOUNCES PROPOSED $75 MILLION
                       SENIOR SUBORDINATED NOTES OFFERING


Richmond Hts., Ohio (May 23, 2002) - TransDigm Inc. today announced that it is contemplating offering $75 million of senior subordinated notes in a private placement. The notes would be an add-on issuance under the indenture relating to its existing 103/8% Senior Subordinated Notes due 2008. TransDigm Inc. anticipates using the net proceeds of the offering to repay a portion of outstanding term loans under its credit facility.

The notes being sold by TransDigm Inc. will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The notes are being offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act.

This news release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute and offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

TRANSDIGM
TransDigm is a leading supplier of proprietary, highly engineered power systems and airframe components servicing the aerospace industry. Major products include ignition systems components, gear pumps, electromechanical controls, batteries/chargers, engineered connectors and latches and lavatory hardware. In 2001 the company had pro forma revenues of approximately $250 million (as if all acquisitions had occurred on the first day of the fiscal year).

TransDigm is a portfolio company of Odyssey Investment Partners LLC. Odyssey manages a $760 million private equity fund, which invests in middle market companies that are primarily focused on manufacturing, aerospace and transportation, and financial services.

SAFE HARBOR STATEMENT:

The matters described in this press release include "forward-looking statements" made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, in particular, the statements about the Company's plans, strategies, and prospects. The Company's actual results, performance or achievements may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors not under the control of the Company, which can affect the Company's results of operations, liquidity or financial condition and cause actual outcomes or results to be materially different from those projected. These factors, risks and uncertainties may include, among other things, the Company's access to capital markets; the impact of general economic conditions in the regions in which the Company does business; general industry conditions, including competition and product, raw material and energy prices; changes in currency rates and currency values; and capital expenditure requirements.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company's future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

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